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Exhibit 4.10

FOURTH AMENDMENT
to
CREDIT AGREEMENT

by and among

WHITTIER ENERGY COMPANY, WHITTIER OPERATING, INC.
and
COMPASS BANK

        This Fourth Amendment ("Fourth Amendment") to that certain Credit Agreement dated July 17, 2002 by and among WHITTIER ENERGY COMPANY, a Nevada corporation ("Whittier Energy"), and WHITTIER OPERATING, INC., a Texas corporation ("Whittier Operating") (collectively, the "Borrower") and COMPASS BANK, an Alabama state chartered bank (the "Bank") is entered into this 12th day of May 2004.

W I T N E S S E T H:

        Whereas, Borrower and Bank entered into that certain Credit Agreement dated July 17, 2002, as amended by the First Amendment thereto dated March 10, 2003, the Second Amendment thereto dated September 9, 2003 and the Third Amendment thereto dated April 15, 2004 (the "Credit Agreement").

        Whereas, Borrower has requested that Bank amend the Credit Agreement and Bank has agreed to such amendments to the Credit Agreement subject to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Borrower and Bank, and each intending to be legally bound hereby, the parties agree as follows:

        I.    Specific Amendments to Credit Agreement.

        Article I of the Credit Agreement is hereby amended by revising the following defined term in its entirety to read as follows:

          "Floating Rate" means, except as provided otherwise in Section 2.04 hereof, the Index Rate in effect from time to time plus three-fourths of one percent (0.75%), provided that, any time the Borrowing Base is equal to or greater than $5,000,000, such incremental rate shall be one-fourth of one percent (0.25%).

        Article I of the Credit Agreement is hereby amended by adding the following definitions thereto:

          "Fourth Amendment" means the Fourth Amendment to this Agreement executed by Borrower and Bank on May 12, 2004.

          "Koch Purchase and Sale Agreement" means that certain Purchase and Sale Agreement by and between Koch Exploration Company, LLC, as Seller, and Whittier Energy, as Buyer, dated effective March 1, 2004.

        Section 2.10, Facility Fee, of the Credit Agreement is hereby amended by replacing the last sentence of that section with the following sentence:

          Contemporaneously with any increase of the Borrowing Base above the initial Borrowing Base available at Closing, Borrower shall pay to Bank an additional Facility Fee equal to one percent (1.0%) of the amount by which such increased Borrowing Base exceeds the highest Borrowing Base previously in effect under the terms of this Agreement, provided that, any time the Borrowing Base is equal to or exceeds $5,000,000, such additional Facility Fee shall be equal to three-fourths of one percent (.75%) of the amount by which such increased Borrowing Base exceeds the highest Borrowing Base previously in effect under the terms of this Agreement.

        Schedule 1.01(a) to the Credit Agreement is hereby amended by adding thereto the Borrowing Base Properties described on Supplemental Schedule 1.01(a) attached hereto.

        II.    Conditions Precedent in Connection with the Fourth Amendment.    The obligation of Bank to enter into the Fourth Amendment is subject to satisfaction of the following conditions precedent:

          (a)    Receipt of Fourth Amendment.    Bank shall have received multiple counterparts of the Fourth Amendment, as requested by Bank.

          (b)    Accuracy of Representations and Warranties and No Event of Default.    The representations and warranties contained in Article IV of the Credit Agreement shall be true and correct in all material respects on the date of the Fourth Amendment with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing.

          (c)    Legal Matters Satisfactory to Special Counsel to Bank.    All legal matters incident to the consummation of the transactions contemplated by the Fourth Amendment shall be satisfactory to the firm of Porter & Hedges, L.L.P., special counsel for Bank.

          (d)    No Material Adverse Change.    No material adverse change shall have occurred since the date of the Credit Agreement in the condition, financial or otherwise, of Borrower.

          (e)    Facility Fee.    Bank shall have received from Borrower a Facility Fee in the amount of $9,375.00.

          (f)    Acquisition Agreement.    Bank shall be satisfied in its sole discretion that the transaction evidenced by the Koch Purchase and Sale Agreement has been irrevocably closed and Whittier Energy has been assigned the interests in those certain Borrowing Base Properties described on Supplemental Schedule 1.01(a) attached to this Fourth Amendment.

        III.    Reaffirmation of Representations and Warranties.    To induce Bank to enter into this Fourth Amendment, Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Credit Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

          (a)   The execution and delivery of this Fourth Amendment and the performance by Borrower of its obligations under this Fourth Amendment are within Borrower's Corporate Power, have been duly authorized by all necessary Corporate Action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Governing Documentation of Borrower or of any agreement binding upon Borrower.

          (b)   The execution and delivery of the Loan Documents to which Parent Company is a party and the performance by Parent Company of its obligations under such Loan Documents are and will be within Parent Company's Corporate Power, have been duly authorized by all necessary Corporate Action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Governing Documentation of Parent Company or of any agreement binding upon Parent Company.

          (c)   The Credit Agreement as amended by this Fourth Amendment, represents the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The Loan Documents to which Parent Company is a party represent and will represent the legal, valid and binding obligations of Parent Company, enforceable against Parent Company in accordance with their terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          (d)   No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

        IV.    Defined Terms.    Except as amended hereby, terms used herein that are defined in the Credit Agreement shall have the same meanings in this Fourth Amendment.

        V.    Reaffirmation of Credit Agreement.    This Fourth Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as hereby amended, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

        VI.    Entire Agreement.    The Credit Agreement, as hereby amended, embodies the entire agreement between Borrower and Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Credit Agreement as hereby amended and the other documents previously executed or executed of even date herewith.

        VII.    Governing Law.    THIS FOURTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This Fourth Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Fourth Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

        VIII.    Severability.    Whenever possible each provision of this Fourth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Fourth Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Fourth Amendment.

        IX.    Execution in Counterparts.    Each party hereto acknowledges that this Agreement may be executed in several counterparts by each party at different times and in different locations; that each separate counterpart bearing the signature of any party may be effectively delivered to the other parties by the delivery of an electronic facsimile sent via telecopier; that each party so delivering any such counterpart shall be bound by its facsimile signature thereon; and that the signature pages from counterparts signed by each party may be collated into one or more copies of this agreement, which shall constitute one and the same agreement among all parties hereto.

        X.    Section Captions.    Section captions used in this Fourth Amendment are for convenience of reference only, and shall not affect the construction of this Fourth Amendment.

        XI.    Successors and Assigns.    This Fourth Amendment shall be binding upon Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and Bank, and the respective successors and assigns of Bank.

        XII.    Non-Application of Chapter 346 of Texas Finance Codes.    In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Credit Agreement as hereby amended or any other Loan Document or the transactions contemplated hereby.

        XIII.    Notice.    THIS FOURTH AMENDMENT TOGETHER WITH THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be effective as of the day and year above written.

BORROWER:
WHITTIER OPERATING, INC., a Texas corporation
By:	/s/ MICHAEL B. YOUNG Michael B. Young Chief Financial Officer
WHITTIER ENERGY COMPANY, a Nevada corporation
By:	/s/ MICHAEL B. YOUNG Michael B. Young Chief Financial Officer
BANK:
COMPASS BANK
By:	/s/ KATHLEEN J. BOWEN Kathleen J. Bowen Senior Vice President

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  Exhibit 4.10
FOURTH AMENDMENT to CREDIT AGREEMENT by and among WHITTIER ENERGY COMPANY, WHITTIER OPERATING, INC. and COMPASS BANK